UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 9, 2012

DIGIRAD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-50789	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13950 Stowe Drive
Poway, California  92064
(Address of principal executive offices, including zip code)

(858) 726-1600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2012, the Board of Directors, or the Board, of Digirad Corporation, or the Company, approved the salaries and bonuses to be paid to the Company’s executive officers for the 2012 fiscal year and adopted the Company’s 2012 Executive Incentive Bonus Plan for the 2012 fiscal year, or the 2012 Executive Incentive Plan, after such matters were approved and recommended by the Board’s Compensation Committee.

As part of the adoption of the 2012 Executive Incentive Plan, the Compensation Committee decided not to increase the salaries of any of Company’s executive officers as well as not grant any equity awards to such executive officers. The 2012 salaries of the Company’s named executive officers are as follows:

Name	2011 Base Salary	2012 Base Salary
Todd P. Clyde	$335,000	$335,000
Virgil Lott	$220,000	$220,000
Richard L. Conwell	$200,000	$200,000

Bonus payouts for our executive officers pursuant to the 2012 Executive Incentive Plan will be based on a percentage of base salary and payable based on the following payment targets, which targets have not changed from 2011:

	Cash Target	Target % of Salary
Todd Clyde	$201,000	60%
Virgil Lott	$88,000	40%
Richard L. Conwell	$80,000	40%

Mr. Clyde’s bonus will be based 25% on the achievement of a 2012 combined revenue of DIS and product objective, 25% on the achievement of a 2012 combined net income of DIS and product objective, 25% on the achievement of a 2012 combined free cash flow of DIS and product objective and 25% on the achievement of personal management objectives, as determined by the Board, which include certain targets related to the Company’s strategic objectives.  The weighted average achievement of these objectives must be at least 95% or no bonus will be awarded.

Mr. Lott’s bonus will be based 25% on the achievement of a 2012 product revenue objective, 25% on the achievement of a 2012 product net income/(loss) objective, 25% on the achievement of a 2012 product free cash flow objective and 25% on the achievement of personal management objectives, as determined by the chief executive officer and the Compensation Committee, which include certain targets related to objectives associated with the Company’s product business.  The weighted average achievement of these objectives must be at least 95% or no bonus will be awarded, with the exception that if the weighted average consolidated results (net revenue, net income/(loss) and free cash flow) of the target figures as compared to budget are at least 100%, Mr. Lott’s bonus will be paid at a minimum of 50% (regardless of his individual or subsidiary achievements).  If the weighted average consolidated results (net revenue, net income/(loss) and free cash flow) compared to budget are not at least 95% of the target figures but his individual or subsidiary achievements are at or above 95%, then Mr. Lott’s bonus will be reduced by 50%.

Mr. Conwell’s bonus will be based 15% on the achievement of on the achievement of a 2012 product revenue objective, 15% on the achievement of a 2012 product net/(loss) income objective, 15% on the achievement of a 2012 product free cash flow objective and 55% on the achievement of personal management objectives, as determined by the chief executive officer and the Compensation Committee, which include certain targets related to the Company’s specific development initiatives. The weighted average achievement of these objectives must be at least 95% or no bonus will be earned, with the exception that if the weighted average consolidated results (net revenue, net income/(loss) and free cash flow) of the target figures as compared to budget are at least 100%, Mr. Conwell’s bonus will be paid at a minimum of 50% (regardless of his individual or subsidiary achievements).  If the weighted average consolidated results (net revenue, net income/(loss) and free cash flow) compared to budget are not at least 95% of the target figures but his individual or subsidiary achievements are at or above 95%, then Mr. Conwell’s bonus opportunity will be reduced by 50%.

For each of Messrs. Conwell, Clyde and Lott, the free cash flow target may not be lowered as a result of under-spending on capital expenditures, but will be increased for overspending. Also, for each of Messrs. Conwell, Clyde and Lott, bonus payouts between 95% and 100% will be paid on a linear basis, with a minimum of 25% payout. Bonus overachievement will be capped at 150% and will be paid out on a linear basis up to a total weighted average of 120%.

The actual bonuses payable (if any) for the achievement of such objectives will be determined by the Compensation Committee, and will be payable upon the completion of the financial audit of the consolidated financial statements, but in any event not later than March 15, 2013, subject to each such named executive officer’s employment through the date of payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGIRAD CORPORATION

By:	/s/ Todd P. Clyde
Todd P. Clyde President and Chief Executive Officer

Date:           July 10, 2012